CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1/A of Torrent Energy Corporation of our report dated June 28, 2006, on our audit of the consolidated balance sheet of Torrent Energy Corporation and Subsidiaries ("the Company") (an exploration stage company) as of March 31, 2006, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended.

Our report, dated June 28, 2006, contains an explanatory paragraph that states that Torrent Energy Corporation has experienced recurring losses from operations since inception and has a substantial accumulated deficit at March 31, 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/S/ PETERSON SULLIVAN PLLC

February 2, 2007

Seattle, Washington